Exhibit 99.1

NEWS RELEASE

Contact:

Phillip C. Bowman, CEO

Kevin P. Huffman, President, COO

Telephone:  (301) 352-3120

Website:  www.twsb.com

WSB Holdings, Inc. Announces First Quarter Results and Dividends

BOWIE, MD — April 21, 2008 - WSB Holdings, Inc. (Nasdaq: “WSB”), the parent company of Washington Savings Bank, F.S.B., today announced results of operations for the Bank for the calendar quarter ending March 31, 2008.  WSB Holdings became the holding company of the Bank as of January 3, 2008, and hereafter will report financial results on a calendar year basis (unlike the Bank’s previous fiscal year).  Accordingly, results of operations and other financial data for periods prior to January 3, 2008 are for the Bank, and thereafter are for WSB Holdings on a consolidated basis.

WSB had net income of $468,000 or $0.06 per basic and diluted share for the three months ended March 31, 2008, a 34% decrease compared to net earnings of $711,000 or $0.09 per basic and diluted share for the same period in 2007.

The Company is pleased to announce a four cents per share cash dividend for the first quarter and an additional special cash dividend of two cents per share to be paid on May 12, 2008 to shareholders of record on May 1, 2008.  “We are pleased to pay a 50% increase in the cash dividend this quarter, which will bring the dividend paid to shareholders to ten cents per share since the formation of the holding company,” said Mr. William J. Harnett, Chairman of Board.  “While Company’s earnings continue to be impacted by the weakening local and national economies, the Board of Directors is pleased that the net income increased from the prior quarter.”

With the slow down in the local and national economies the bank has closed its wholesale mortgage lending operation, as well as all retail mortgage offices except for the Bowie office, continuing to reduce staffing wherever appropriate.  These expense reductions will continue to benefit the company in the future quarters.

As of the end of the first quarter 2008, total non-performing assets were $12,092,000 including $9,229,000 of non-performing loans.  This compares to $12,587,000 and $11,554,000 at year end 2007, and $12,313,000 and $11,573,000 at March 31, 2007, respectively.

 “WSB continues to maintain a strong credit review system and risk rating process which has allowed the Bank to feel comfortable with the adequacy of the Allowance of Loan Losses without the need for any additional provisioning,” said Phillip C. Bowman, Chief Executive Officer.  “We are pleased that the Bank continues to not be negatively impacted by the sub-prime lending and investment activities like other financial institutions, but more importantly the Bank has also seen a 20% decrease in Non-Performing Loans and a 2% decrease in Non-Performing Assets since last year, while showing growth in loans through its activity in its commercial business and commercial real estate lending departments.”

Mr. Bowman further said, “In addition to the loan quality, the bank is pleased with the continued quality of its investment portfolio.  The portfolio remains strong with all the investments in Government Agencies or highly rated securities.”

WSB’s March 31, 2008 total assets increased 8% to $464,578,000 compared to March 31, 2007.  Book value per share increased .24% to $8.25 over the March 31, 2007 level of $8.23.

About WSB and The Washington Savings Bank, F.S.B.

WSB is the holding company for The Washington Savings Bank, F.S.B.  The Bank is a $465 million full service community bank serving the business and consumer needs of the Washington, Baltimore, Annapolis, and Southern Maryland communities.

Headquartered in the Baltimore-Washington corridor, the Bank serves the banking needs of growing businesses with commercial lending facilities, commercial real estate financing, residential mortgages, and residential construction financing for both developers and individual home owners.  The Bank offers a full range of deposit services and products for both consumers and businesses, through internet banking and its branches located in Anne Arundel, Prince George, and Charles counties.  Remote deposit capture services for our commercial customers now allow us a commercially viable means to serve the depository needs of businesses beyond our branch network.

For more information, visit http://www.twsb.com or call 301-352-3120.

FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended March 31,
	2008	2007	% Change
Interest Income	$7,057,000	$6,808,000	4%
Interest Expense	$3,999,000	$3,586,000	12%
Net Interest Income	$3,058,000	$3,222,000	(5)%
Non-Interest Income	$767,000	$859,000	(11)%
Non-Interest Expenses	$3,168,000	$2,976,000	6%
Provision for Loan Losses	$0	$0	0%
Net Earnings	$468,000	$711,000	(34)%
Basic Earnings Per Share	$0.06	$0.09	(33)%
Diluted Earnings Per Share	$0.06	$0.09	(33)%
Dividends Declared Per Share	$0.04	$0.04	0%
Average Shares Outstanding	7,597,135	7,521,409	1%
Average Diluted Shares Outstanding	7,985,107	8,113,332	(2)%

	As of March 31,
	2008	2007	% Change
Total Assets	$464,578,000	$430,753,000	8%
Non-Accrual Loans	$9,229,000	$9,455,000	(2)%
Accruing Loans More than 4 Months Past Due	$0	$2,118,000	(100)%
Non-Performing Loans	$9,229,000	$11,573,000	(20)%
Non-Performing Assets	$12,092,000	$12,313,000	(2)%
Total Loans Held-For-Investment	$224,466,000	$206,792,000	9%
Deposits and Borrowings	$399,418,000	$365,769,000	9%
Total Stockholders’ Equity	$62,712,000	$62,435,000	0%
Book Value Per Share	$8.25	$8.23	0%
Return on Average Assets	0.41%	0.65%	(37)%
Return on Average Equity	2.91%	4.59%	(37)%

Forward-Looking Statements

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release. In addition to expectations, assessments, and risks described by the Bank in its Annual Report on Form 10-K for the year ended July 31, 2007 and in such other reports filed with the OTS, the Bank’s future results and prospects may be dependent upon a number of other factors that could cause the Bank’s performance to compare unfavorably to prior periods.